Exhibit 23

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


                        We consent to incorporation by reference in the Registration Statement on Form S-8 [File Number 333-32293] of The Solomon-Page Group Ltd. and its subsidiary of our report dated November 16, 1999, relating to the consolidated balance sheet of The Solomon Page Group Ltd. and its subsidiary as of September 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three fiscal years in the period ended September 30, 1999 which report appears in the September 30, 1999 annual report on Form 10-K of The Solomon-Page Group Ltd.







                                           MOORE STEPHENS, P. C.
                                           Certified Public Accountants.


Cranford, New Jersey
December 28, 1999